Exhibit 10.9

SHURGARD STORAGE CENTERS, INC.

INCENTIVE STOCK OPTION NOTICE OF GRANT

To:	Name	Date of Grant:	grant date

This grant of an option to purchase (#shares) shares of Class A Common Stock of Shurgard Storage Centers, Inc. (the “Company”) at the exercise price of $price per share is subject to all of the terms contained in the Shurgard Storage Centers, Inc. 200_ Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. This grant is for an incentive stock option (ISO).

Statement of Option Activity: A statement showing your stock option grant is attached for your information.

Vesting and Option Term: The option shall vest and become exercisable and expire according to the following schedule (subject to earlier expiration as explained below under Early Expiration):

Shares	Full Vest	Expires
# shares vesting
# shares vesting
# shares vesting
# shares vesting
Total Shares Granted

All further vesting of the option shall cease upon termination of your employment with the Company or any of its subsidiaries for any reason.

Exercise of Option and Payment for Shares: The option may be exercised by delivering to the Company a properly completed and signed notice of exercise in the form prescribed by the Company, together with the exercise price for the shares for which the option is exercised, which may be paid as follows:

(a)	Cash or check;

(b)	Tendering shares of Class A Common Stock of the Company that have already been owned by you for at least six months and have a fair market value on the day prior to the exercise date equal to the exercise price (you should consult your tax advisor before exercising this option with stock you received upon the exercise of an ISO); or

(c)	Delivery of a properly executed exercise notice together with irrevocable instructions to (i) a brokerage firm designated by the Company to promptly deliver to the Company an amount of sale or loan proceeds sufficient to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm.

Nontransferability of Option: The option may not be assigned, pledged or transferred other than by will or by the applicable laws of descent and distribution. Any attempt to assign, pledge or otherwise transfer the option or any right or privilege conferred thereby, and any sale, levy, attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

Early Expiration: The option will expire (i) immediately upon termination of your employment for Cause (as defined in the Plan), (ii) three years after termination of your employment as a result of Retirement, Early Retirement or Disability (as defined in the Plan) or as a result of death, or (iii) three months after termination of your employment for any other reason, but in each case not later than the expiration date of the option set forth above under Vesting and Option Term. The option must, however, be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded to ISOs.

Taxation of ISOs: The exercise of an ISO is not taxable for income tax purposes provided you fulfill the holding requirements after the exercise. Enclosed is a fact sheet on the favorable tax benefits of ISOs. In order to obtain these tax benefits, you must hold the shares issued upon the exercise of an ISO for two years after the date of grant of the option and one year from the date of exercise. You may be subject to the alternative minimum tax at the time of exercise.

Please review the Plan Summary for additional information on the tax consequences related to your option. You should seek advice from your own tax advisor when exercising the option and prior to the disposition of the shares issued upon the exercise of the option.